Exhibit 99.1

CONTACTS:
Joel Bennett	Anne-Marie Feliciano
JAKKS Pacific, Inc.	JAKKS Pacific, Inc.
(310) 455-6210	(310) 455-6245

JAKKS Pacific, Inc. Reports Second Quarter 2013 Results
And Revises 2013 Guidance
Suspends Dividend

MALIBU, Calif. – July 17, 2013 – JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s second quarter ended June 30, 2013.

Net sales for the second quarter of 2013 were $106.2 million compared to net sales of $145.4 million reported in the comparable period in 2012. The reported net loss for the second quarter was $46.9 million, or $2.14 per diluted share, which included charges for license minimum guarantee shortfalls of $14.1 million and inventory impairment of $12.2 million. This compares to net income of $0.2 million, or $0.01 per diluted share, reported in the comparable period in 2012, which included $1.7 million, or $0.5 per diluted share, of legal and financial advisory fees and expenses related to the 2011 unsolicited indication of interest.

Net sales for the six months ending June 30, 2013, were $184.3 million compared to $218.8 million in 2012. The net loss reported for the six month period was $74.4 million, or $3.40 per diluted share, which includes $0.8 million, or $0.03 per diluted share, of pre-tax financial and legal advisory fees and expenses relating to the 2011 unsolicited indication of interest, and charges for license minimum guarantee shortfalls of $14.4 million and inventory impairment of $14.9 million. This compares to a net loss for the first six months of 2012 of $15.8 million, or $0.61 per diluted share, which included $3.1 million, or $0.09 per diluted share, of pre-tax financial and legal advisory fees and expenses.

Stephen Berman, President and CEO of JAKKS Pacific stated, “We are disappointed that JAKKS has not met its second quarter target and will not achieve its full year 2013 forecast.  Sales for the second quarter were significantly below expectations due to a variety of factors. Several retailers, both in the United States and in Europe, are struggling and have substantially decreased their orders. In addition, the poor performance of several of our key properties, including Monsuno and the Winx Club, also contributed to the decline, along with unusually cool weather that affected seasonal toy sales leading to more aggressive markdowns at retail as shelves are cleared for back-to-school products. We also believe the decline in sales reflects the continuing change in play patterns of children of all ages, who continue to rely more and more on smart devices for their fun and entertainment.  As previously announced, this shift in play patterns has caused companies like JAKKS to evolve to meet the changing demands of its consumers with technologically enhanced product offerings.”

Mr. Berman continued, “We are making key, targeted moves to align operations, drive productivity and support innovation with the objective of returning the Company to profitability in 2014. We believe that JAKKS, which has now been in business for almost 18 years, will be able to weather the seismic shift that the toy industry is experiencing due in large part to our commitment to growing a segment of our portfolio that combines the power of digital content with physical product, such as our innovative DreamPlay line of toy products. These initiatives should be seen in this strategic context as we continue to reshape our business to improve innovation and product sales and with it our long-term ability to compete in a rapidly changing industry. Coupled with our core, evergreen business, we expect that JAKKS will be able to solidify its position in 2014 and beyond as one of the leading toy companies in the United States.”

2013 Guidance

The Company currently anticipates net sales for the full year of approximately $620.0 million, with revised loss per share in the range of approximately $56.1 million, or $2.56 per diluted share. The revised guidance represents a reduction from the Company’s previously anticipated full year net sales of approximately $694 million to $700 million and diluted earnings per share in the range of approximately $0.63 to $0.68, excluding financial and legal advisory fees relating to the 2011 unsolicited indication of interest.

Dividend

The Company also announced that due to business conditions, it has suspended its quarterly dividend, which it will re-evaluate upon a return to profitability.

Restructuring Plan

The Company also announced a restructuring plan to commence in the third quarter, which will include the substantial reduction of leased space, employees and other overhead expenses.  Despite the projected loss this year, JAKKS is anticipating a return to profitability in the year 2014.

Conference Call

JAKKS Pacific will webcast its second quarter earnings conference call today, July 17, 2013, at 4:45 p.m. ET  (1:45 p.m. PT).  To listen to the live webcast, go to www.jakks.com/investors, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software.  A telephonic playback will be available from 6:15 p.m. ET on July 17 through August 16, 2012.  The playback can be accessed by calling 1(888) 843-7419, or 1 (630) 652-3042 for international callers, pass code “35263238”.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses.  JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui®. JAKKS is also the creator of the underlying Monsuno® property and toy line. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco® and Cabbage Patch Kids®. DreamPlay Toys, LLC is a joint venture between JAKKS Pacific, Inc. and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD image recognition technology. www.jakks.com

About DreamPlay Toys, LLC

JAKKS Pacific, Inc. and NantWorks LLC formed DreamPlay Toys, LLC, a joint venture company to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD image recognition technology.  This novel technology enables the consumer to instantly link a physical toy to interactive content, including video, animation and games using a smart phone or tablet device to instantly bringing the toy to life. JAKKS Pacific plans to introduce a broad product line, which will combine this revolutionary technology with exciting new content, including augmented reality, leaving consumers with a memorable and entertaining experience. JAKKS Pacific and NantWorks have also formed DreamPlay LLC, in order to extend image recognition technology to non-toy consumer products and applications.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2013 JAKKS Pacific, Inc. All rights reserved.

(Financial Tables Follow)

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2013	2012
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$69,717	$189,321
Marketable securities	220	218
Accounts receivable, net	94,915	105,455
Inventory, net	56,674	59,689
Income taxes receivable	24,008	24,008
Deferred income taxes	7,059	7,059
Prepaid expenses and other current assets	27,570	20,306
Total current assets	280,163	406,056

Property and equipment	95,572	94,799
Less accumulated depreciation and amortization	80,616	78,973
Property and equipment, net	14,956	15,826

Goodwill	48,502	48,836
Trademarks & other assets, net	69,420	73,946
Investment in joint venture	2,046	3,161
Investment in DreamPlay	7,000	7,000
Total assets	$422,087	$554,825

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$117,276	$101,470
Reserve for sales returns and allowances	27,776	34,373
Income taxes payable	18,081	12,922
Short term debt, net of current portion	-	70,710
Total current liabilities	163,133	219,475

Long term debt	96,283	94,918
Other liabilities	18,368	18,345
Income taxes payable	4,614	4,687
Deferred tax liability	10,181	10,180
Total liabilities	292,579	347,605

Stockholders' equity:
Common stock, $.001 par value	22	22
Additional paid-in capital	202,968	202,577
Retained earnings (Accumulated deficit)	(68,683)	8,836
Accumulated other comprehensive income (loss)	(4,799)	(4,215)
Total stockholders' equity	129,508	207,220
Total liabilities and stockholders' equity	$422,087	$554,825

Working Capital	$117,030	$186,581

JAKKS Pacific, Inc. and Subsidiaries
Second Quarter Earnings Announcement, 2013
Condensed Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2013	2012	2013	2012
	(In thousands, expect per share data)		(In thousands, expect per share data)

Net sales	$106,232	$145,359	$184,301	$218,764
Less cost of sales
Cost of goods	74,248	78,472	120,533	118,717
Royalty expense	27,222	17,449	34,576	25,794
Amortization of tools and molds	2,524	2,545	3,575	3,794
Cost of sales	103,994	98,466	158,684	148,305
Gross profit	2,238	46,893	25,617	70,459
Direct selling expenses	6,976	9,795	17,472	19,285
Selling, general and administrative expenses	37,081	34,877	72,264	67,307
Depreciation and amortization	2,469	2,114	4,014	3,170
Loss from operations	(44,288)	107	(68,133)	(19,303)
Other income (expense):
Income from video game joint venture	-	2,000	-	2,000
Equity in net income (loss) of joint venture	(806)	(98)	(1,452)	(44)
Interest income	134	314	209	513
Interest expense, net of benefit	(2,058)	(2,035)	(4,904)	(4,070)
Loss before provision (benefit) for income taxes	(47,018)	288	(74,280)	(20,904)
Provision (benefit) for income taxes	(145)	74	155	(5,118)
Net loss	$(46,873)	$214	$(74,435)	$(15,786)
Loss per share	$(2.14)	$0.01	$(3.40)	$(0.61)
Shares used in loss per share	21,920	25,870	21,921	25,766